[LETTERHEAD OF RAYMOND CHABOT GRANT THORNTON]

                                                                      Exhibit 23

Independent Auditors' Consent

To the Board of Directors
Optimal Group Inc. (the "Company")

We have issued our report dated May 14, 2004, accompanying the audited financial statements of Terra Payments Inc. as of and for the year ended March 31, 2004, included in this Current Report on Form 8-K of Optimal Group Inc., filed with the Securities and Exchange Commission on or about June 18, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of Optimal Group Inc. on Form S-8 (File No. 333-115408), effective May 12, 2004, on Form S-8 (File No. 333-115050), effective April 30, 2004, on Form S-8 (File No. 333-65530), effective July 20, 2001 and on Form S-8/F-3 (File No. 333-08794), effective May 21, 1998.


/S/ Raymond Chabot Grant Thornton

Chartered Accountants

Montreal
June 18, 2004